Exhibit 99.1

News Release

TRANSACTION SYSTEMS ARCHITECTS INC
224 SOUTH 108 AVENUE
OMAHA, NEBRASKA 68154
402.334.5101
FAX 402.390.8077

For more information contact:
William J. Hoelting
Vice President, Investor Relations
402.390.8990

FOR IMMEDIATE RELEASE

Transaction Systems Architects Reports
First Quarter of Fiscal 2006 Results

(OMAHA, Neb. — January 31, 2006) — Transaction Systems Architects, Inc. (Nasdaq: TSAI), today announced financial results for its first quarter of fiscal 2006 which ended December 31, 2005. The Company will hold a conference call at 5:00 p.m. EST today (4:00 p.m. CST) to discuss this information. Interested persons may access a real-time audio broadcast of the teleconference at: www.tsainc.com/investors.

“We’re off to a nice start for fiscal 2006 and we believe the enterprise is performing well,” said Philip G. Heasley, CEO. “In this the first quarter of our new structure we have produced good revenues, increased our customer base, and produced strong EPS. These results do contain both additional and new expenses. It is also the first full quarter that reflects S2 acquisition accounting. The results also include a tax benefit booked in the quarter and previously described in our Form 10-K.”

The Company added seven new customers during the quarter and sold 32 new applications to existing customers. In addition, 15 customers licensed capacity upgrades valued at over $100 thousand. Activity during the quarter included licensing BASE24-es® to a top bank in Pakistan, BASE24® to a top Mexican retailer and capacity upgrades by several top 500 world banks. In addition, the Company licensed its Proactive Risk Manager fraud detection solution to both new and existing customers.

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“As part of the combination of business units announced in October, we have rebranded our solutions under the ACI Worldwide name,” added Heasley. “We believe that this will allow us to leverage the ACI brand and more effectively globalize our entire solutions portfolio.”

“The Company continues to invest in a number of key areas including product, technology and our corporate infrastructure,” said Heasley. “We continue to see progress with our Proactive Risk Manager solution and see more interest in the market for payments convergence across the enterprise and for specific needs like transaction settlement. We believe our ongoing investments in BASE24-es are paying off. We signed a new license with a top bank in Pakistan and received customer acceptance from another BASE24-es user. We now have five stand-alone BASE24-es clients live in production environments running on a range of hardware platforms. We continue to validate the performance and efficiency of BASE24-es on multiple hardware platforms.”

Revenues

Revenue was $85.1 million in the first fiscal quarter, a six percent increase over the same period last year, and an increase of eight percent over the fourth quarter of fiscal 2005. “Revenue increased year-over-year and sequentially,” said Heasley. “In particular, our international business continues to perform well, growing over 18 percent year-over-year.”

Revenue detail for the quarter is as follows: the Americas' revenues were $43.9 million, as compared to $41.4 million for the first quarter of fiscal 2005. The Americas' revenues consisted of U.S. revenues of $28.3 million and Americas' international revenues of $15.6 million, as compared to $32.7 million and $8.7 million, respectively, for the same period last year. Revenues for the Europe/Middle East/Africa region were $33.7 million, as compared to $31.4 million for the first quarter of fiscal 2005. Asia-Pacific's revenues were $7.5 million, as compared to $7.8 million for the first quarter of 2005. Total international revenues were $56.8 million, or 67 percent of total revenues, as compared to $47.9 million, or 59 percent of total revenues, for the first quarter of fiscal 2005.

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Revenues for the quarter were comprised of software license fees of $43.4 million, maintenance fees of $25.3 million and services of $16.4 million. Recurring revenue was $46.4 million, compared to $42.9 million during the same period last year. Recurring revenue was comprised of monthly license fees of $17.7 million, maintenance fees of $25.3 million and services (facilities management fees) of $3.4 million. Recurring revenue comprised 55 percent of total revenues.

Expenses

Expenses for the quarter were $70.6 million, which included $6.3 million in expenses related to S2 and equity-based compensation expense. Expenses for last quarter totaled $67.9 million, which included $3.8 million in S2 expenses. Expenses for our first quarter of last fiscal year were $58.5 million. Excluding the S2 expenses and equity-based compensation expenses, the most recent quarter’s expenses represent a nominal increase over last quarter and a 10 percent increase over the same quarter last fiscal year.

During the quarter, the Company incurred additional expenses of approximately $2.0 million, including approximately $0.8 million related to previously deferred expenses linked to customer projects, approximately $0.7 million for sales commission associated with higher-than-expected sales activity and approximately $0.4 million for severance related to the combination of business units. The Company also incurred higher than expected expenses associated with strategic activities during the quarter. The Company adopted SFAS No. 123R, “Share-Based Payment,” as of October 1, 2005. This resulted in expenses of $1.4 million during the quarter.

Operating Income

Operating income was $14.5 million, with an operating margin of 17.1 percent. This compared to operating income of $11.1 million, with an operating margin of 14.1 percent, for the fourth quarter of fiscal 2005, and $22.1 million, with an operating margin of 27.4 percent for the first quarter of fiscal 2005. The Company believes that the operating margin in the first quarter of fiscal 2005 was abnormally high and, therefore, not indicative of the operating margin in the first quarter of fiscal 2006 or that can be expected in the future.

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Other Income

Other income for the quarter was $2.5 million, which was positively impacted by the impact of approximately $1.8 million of interest income recognized from the expected receipt of an income tax refund due to a tax settlement with the Internal Revenue Service (see discussion below).

Taxes

During the quarter, the Company’s net income was positively impacted by a tax benefit of $4.1 million that was the result of adjustments to reserve accounts. The tax benefit was derived from the resolution of tax audits in the Company’s favor by the Internal Revenue Service. Additionally, during the second fiscal quarter the Company expects to receive a cash refund of $10.7 million related to the tax settlement. This refund is not expected to have an effect on the second fiscal quarter profit and loss.

Including the impact of the tax settlement and anticipated refund, the Company’s effective tax rate for the quarter was 10.9 percent. Tax provision for the quarter was $1.9 million. The Company continues to estimate an effective tax rate of 35 percent for the remainder of the fiscal year. That estimated rate could change based on continuing tax optimization efforts by the Company.

Net Income

Net income for the quarter was $15.2 million, compared to $12.9 million during the same period last year and $9.1 million in the fourth quarter of fiscal 2005. Net income was positively impacted by $5.3 million due to the tax settlement (including the impact of the expected payment and interest income) offset by approximately $1.3 million, assuming a 35 percent tax rate, in additional expenses in the quarter.

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Earnings Per Diluted Share

Earnings per diluted share were $0.40, which includes $0.14 due to the tax settlement, offset by $0.03 in additional expenses. This compares to earnings per diluted share of $0.34 during the same period last year and $0.24 in the fourth quarter of fiscal 2005.

Operating Cash Flow and Cash Balance

Operating cash flow was $13.5 million compared to operating cash flow of $15.0 million in the first fiscal quarter of 2005. The Company's cash, cash equivalents and marketable securities as of December 31, 2005 were $157.8 million. This cash balance does not reflect the anticipated tax refund payment discussed above.

During the quarter, the Company repurchased 477,399 shares of its common stock for approximately $13.3 million. Through December 31, 2005, the Company has repurchased a total of 1,944,363 shares for approximately $46.7 million under its current stock purchase program. Total shares outstanding were 37.2 million as of December 31, 2005. During the first quarter, the Company received $3.3 million in proceeds from employee stock option exercises.

Backlog

As of December 31, 2005, the Company's 12-month backlog was $254.4 million, as compared to $250.0 million for the quarter ended September 30, 2005, which amount was recalculated under the revised methodology described below. The recurring portion of backlog, which includes monthly license fees, maintenance fees and facilities management fees, amounted to $183.1 million. The non-recurring portion of backlog, which totaled $71.3 million, includes other software license fees and services. In conjunction with the reporting of a 60-month backlog (see below), the Company has revised its methodology for calculating 12-month backlog, which is now consistent with that used in the 60-month calculation. Specifically, the amounts noted above in the 12-month backlog do not include adjustments for identified risk categories (such as amounts recognizable upon the receipt of customer payment) as was previously performed, and it

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assumes renewal of one-time license fees on a monthly fee basis if such renewal is expected to occur in the next 12 months.

For the first time, the Company is reporting its 60-month backlog. The 60-month backlog represents a forecast of expected revenues from existing customers, assuming normal renewal rates and renewals based on a recurring revenue structure with no increases in expected revenues from those contracts during the 60-month term. See Appendix A to this release for the specific assumptions used by the Company in the calculation of its 60-month backlog. As of December 31, 2005, the Company’s estimated 60-month backlog was $1.035 billion. For comparison purposes, as of September 30, 2005 the Company’s estimated 60-month backlog was $1.031 billion.

“We believe that the 60-month backlog provides additional visibility into the long-term, recurring nature of our business,” said Heasley.

Guidance

The Company has revised its revenue estimate for fiscal 2006 from a range of $340 million to $358 million to a range of $345 million to $360 million. The Company has revised its diluted EPS estimate from a range of $1.32 to $1.46 to a range of $1.46 to $1.58.

About Transaction Systems Architects, Inc.

The Company's software facilitates electronic payments by providing consumers and companies access to their money. Its products are used to process transactions involving credit cards, debit cards, secure electronic commerce, mobile commerce, smart cards, secure electronic document delivery and payment, checks, high-value money transfers, bulk payment clearing and settlement, and enterprise e-infrastructure. The Company's solutions are used on more than 1,980 product systems in 83 countries on six continents.

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Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as the Company “believes,” “expects,” “looks forward to,” and words and phrases of similar impact, and include but are not limited to statements regarding future operations, business strategy and business environment and specifically include amounts estimated in the 12-month and 60-month backlogs and the Company’s revenue and earnings guidance. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding the:

•	Company’s belief that rebranding solutions will allow the Company to leverage the ACI brand and more effectively globalize our entire solutions portfolio

•	Company’s belief that the enterprise is performing well

•	Company’s belief that its customers are experiencing growing electronic transaction volumes

•	Company’s calculation of recurring and non-recurring backlog

•	Company's revenues and EPS estimates for fiscal 2006

•	Company’s expectation regarding serving the S2 customer base

•	Company’s belief that it is making progress with its Proactive Risk Manager solution

•	Company’s belief that there is more interest in the market for payments convergence

•	Company’s belief that investments in BASE24-es are paying off

•	Company’s validation of the performance and efficiency of BASE24-es

Any or all of the forward-looking statements may turn out to be wrong. They can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements after the date of this release.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the Securities and Exchange Commission. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K filed on December 14, 2005 and specifically the sections entitled “Factors That May Affect the Company's Future Results or the Market Price of the Company's Common Stock.”

The risks identified in the Company’s filings with the Securities and Exchange Commission include:

•	Risks associated with the restructuring of the Company’s organization

•	Risks inherent in making an estimate of the Company's backlog which involve substantial judgment and estimates; such risks relate to the Company’s 12-month and 60-month backlogs

•	Risks associated with tax positions taken by the Company which require substantial judgment and with which taxing authorities may not agree

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•
Risks associated with various lawsuits against the Company, including the lawsuits filed against the Company and certain directors and officers relating to its restatement of prior consolidated financial results, including the adequacy of insurance coverage and the possibility of additional litigation

•	Risks associated with litigation in the software industry regarding intellectual property rights

•	Risks associated with the Company's concentration of business in the financial services industry

•	Risks associated with fluctuations in quarterly operating results and resulting stock price volatility

•	Risks associated with conducting international operations

•	Risks regarding the Company’s new BASE24-es product

•	Risks associated with the Company's dependence on its BASE24 solution

•	Risks associated with the Company's dependence on the licensing of software products that operate on Hewlett-Packard NonStop servers

•	Risks associated with the complexity of the Company’s software products

•
Risks associated with the Company's acquisition of new products and services or enhancement of existing products and services through acquisitions of other companies, product lines, technologies and personnel, or through investments in other companies

•	Risks associated with the acquisition of S2 Systems and the integration of its operations and customers, including, without limitation, the risks described in the Company’s Form 8-K filed July 1, 2005

•	Risks associated with the Company's ability to protect its proprietary rights

•	Risks associated with new accounting standards, or revised interpretations or guidance regarding existing standards

•	Risks associated with the assessment and maintenance of internal controls over the Company’s financial reporting

Non-GAAP Financial Measures

This press release includes the statement "Excluding the S2 expenses and equity-based compensation expenses, the most recent quarter's expenses represent a nominal increase over last quarter and a 10 percent increase over the same quarter last fiscal year." As used in this statement, the financial measure of expenses for the most recent quarter and the previous quarter is not calculated in accordance with generally accepted accounting principles (GAAP) because this comparison excludes S2 expenses of $4.9 million and equity-based compensation expenses of $1.4 million from the most recent quarter's expenses and S2 expenses of $3.8 million from the previous quarter's expenses. The Company believes that providing this non-GAAP financial measure of expenses is useful to its investors as an operating measure because it excludes certain expenses and therefore provides a consistent basis for comparison of the Company's expenses for the most recent quarter with the expenses for the previous quarter and the first quarter of fiscal 2005. The presentation of these non-GAAP financial measures should be considered in addition to the Company’s GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

FINANCIAL HIGHLIGHTS TO FOLLOW

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TRANSACTION SYSTEMS ARCHITECTS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	September 30,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$95,705	$83,693
Marketable securities	62,093	72,819
Billed receivables, net	53,806	63,530
Accrued receivables	11,882	5,535
Recoverable income taxes	4,976	3,474
Deferred income taxes, net	2,688	2,552
Other	13,427	13,009
Total current assets	244,577	244,612

Property and equipment, net	9,264	9,089
Software, net	4,649	4,930
Goodwill	66,482	66,169
Other intangible assets, net	12,908	13,573
Deferred income taxes, net	21,459	21,884
Other	2,967	3,123
Total assets	$362,306	$363,380

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of debt - financing agreements	$975	$2,165
Accounts payable	7,442	9,521
Accrued employee compensation	14,590	19,296
Deferred revenue	80,746	81,374
Accrued and other liabilities	12,535	11,662
Total current liabilities	116,288	124,018

Debt - financing agreements	58	154
Deferred revenue	19,515	20,450
Other	1,645	1,640
Total liabilities	137,506	146,262

Stockholders' equity:
Common stock	203	202
Treasury stock, at cost	(81,924)	(68,596)
Additional paid-in capital	280,410	274,344
Retained earnings	35,519	20,329
Accumulated other comprehensive loss	(9,408)	(9,161)
Total stockholders' equity	224,800	217,118
Total liabilities and stockholders' equity	$362,306	$363,380

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TRANSACTION SYSTEMS ARCHITECTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,
	2005	2004
Revenues:
Software license fees	$43,392	$47,806
Maintenance fees	25,318	22,080
Services	16,365	10,720
Total revenues	85,075	80,606

Expenses:
Cost of software license fees	6,935	5,906
Cost of maintenance and services	20,891	13,836
Research and development	9,752	9,915
Selling and marketing	16,012	15,301
General and administrative	16,970	13,563
Total expenses	70,560	58,521
Operating income	14,515	22,085

Other income (expense):
Interest income	2,927	584
Interest expense	(29)	(168)
Other, net	(366)	(1,247)
Total other income (expense)	2,532	(831)

Income before income taxes	17,047	21,254
Income tax provision	(1,857)	(8,331)
Net income	$15,190	$12,923

Earnings per share information:

Weighted average shares outstanding:
Basic	37,253	37,781
Diluted	38,026	38,552

Earnings per share:
Basic	$0.41	$0.34
Diluted	$0.40	$0.34

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TRANSACTION SYSTEMS ARCHITECTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Three Months Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$15,190	$12,923
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	990	988
Amortization	923	292
Deferred income taxes	217	2,092
Share-based compensation expense	1,406	-
Tax benefit of stock options exercised	383	908
Changes in operating assets and liabilities
Billed and accrued receivables, net	2,438	(2,456)
Other current assets	(438)	(632)
Other assets	408	(1,739)
Accounts payable	(1,969)	(578)
Accrued employee compensation	(4,188)	(1,662)
Accrued liabilities	450	2,159
Current income taxes	(1,502)	3,900
Deferred revenue	(823)	(1,285)
Other current and noncurrent liabilities	21	104
Net cash provided by operating activities	13,506	15,014

Cash flows from investing activities:
Purchases of property and equipment	(1,489)	(522)
Purchases of software	(143)	(771)
Purchases of marketable securities	(7,703)	(74,875)
Sales of marketable securities	18,428	8
Acquisition of business	(59)	-
Net cash provided by (used in) investing activities	9,034	(76,160)

Cash flows from financing activities:
Proceeds from issuance of common stock	283	240
Proceeds from exercises of stock options	3,309	4,108
Excess tax benefit of stock options exercised	683	-
Purchases of common stock	(12,802)	-
Payments on debt - financing arrangements	(1,275)	(3,937)
Other	(15)	25
Net cash provided by (used in) financing activities	(9,817)	436

Effect of exchange rate fluctuations on cash	(711)	2,779

Net increase (decrease) in cash and cash equivalents	12,012	(57,931)
Cash and cash equivalents, beginning of period	83,693	134,198
Cash and cash equivalents, end of period	$95,705	$76,267

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Appendix A - Assumptions in 60-month Backlog Calculation

In computing the Company’s 60-month backlog, the Company necessarily makes certain assumptions. Key among these are the following:
•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.
•	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with historical Company experiences.
•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.
•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.
•	Company pricing policies and practices are assumed to remain constant over the 60-month backlog period.

In computing the Company’s 60-month backlog, the following items are specifically not taken into account:
•	Anticipated increases in transaction volumes in customer systems.
•	Optional annual uplifts or inflationary increases in recurring fees.
•	Services engagements, other than facilities management, are not assumed to renew over the 60-month backlog period.
•	The potential impact of merger activity within the Company’s markets and/or customers is not reflected in the computation of 60-month backlog.

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